NEVADA GOLD ANNOUNCES SALE OF MEMBERSHIP INTEREST IN AMERICAN RACING

HOUSTON, April 23, 2007 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that it has agreed to sell its 22.8% membership interest in American Racing and Entertainment, LLC to its partners, Southern Tier Acquisition II LLC and Oneida Entertainment, LLC. The Company will receive three payments totaling $4.3 million for its membership interest in American Racing, which owns the Tioga Downs Racetrack in Nichols, New York and the Vernon Downs Racetrack in Vernon, New York. The transaction also includes the immediate release of a certificate of deposit of approximately $1.1 million currently pledged by Nevada Gold on behalf of American Racing.

In connection with the sale, Nevada Gold will terminate its existing Management Agreements with both Vernon Downs and Tioga Downs and will receive approximately $110,000 in management fees due. In addition, Nevada Gold will no longer guarantee any debt or other obligations of American Racing and Entertainment, LLC.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated, “After careful review and consideration, we determined that selling our interest in American Racing to our partners and eliminating our corporate guarantees was in our shareholders’ best interest. Current management does not believe it makes economic sense to attempt to compete and operate profitably while burdened with the highest gaming tax rate in the country. We are optimistic that we will be able to redeploy cash from this transaction into future acquisitions that will build substantially more value for our shareholders over the long term.”

The transaction is subject to the approval of the New York Racing and Wagering Board and the New York State Lottery and the waiver of a right of first refusal held by a minority owner to purchase a portion of the Nevada Gold ownership interest. Formal documentation of the agreement is expected within 30 days.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200